EXHIBIT 99.10
July 24, 2006
To:       Hercules Holding II, LLC
Re:       HCA Inc.
Gentlemen:
     Reference is made to the Agreement and Plan of Merger, dated as of the date hereof (as it may be amended from time to time, the “Merger Agreement”), by and among Hercules Holding II, LLC, a Delaware limited liability company (“Parent”), Hercules Acquisition Corporation, a Delaware corporation (“Merger Sub”) and HCA Inc., a Delaware corporation (the “Company”), pursuant to which Merger Sub, or a permitted assignee of Merger Sub, will be merged into the Company (the “Merger”). Capitalized terms used but not defined herein have the meanings ascribed to them in the Merger Agreement.
     This letter confirms the commitment of the undersigned, subject to the conditions set forth herein, to purchase, or cause an assignee permitted by the fourth paragraph of this letter to purchase, a portion of the equity of Parent as of the Effective Time (the “Subject Equity Securities”) for an aggregate purchase price equal to the dollar commitment set forth next to the undersigned’s name on Schedule A (the “Commitment”) solely for the purpose of funding, and to the extent necessary to fund, Merger Consideration pursuant to and in accordance with the Merger Agreement and related expenses, provided that the undersigned shall not, under any circumstances, be obligated to contribute to Parent more than the Commitment. The amount of the Commitment may be reduced from time to time by Parent in the manner set forth on Schedule A (the “Equity Sell-down”). The undersigned’s obligation to fund the Commitment is subject to the satisfaction or waiver by Parent (in the manner agreed by the Requisite Investors in accordance with the Interim Investors Agreement executed by the undersigned in connection with the delivery of this letter) of the conditions precedent to Parent’s and Merger Sub’s obligation to effect the Closing and the terms of this letter, and such funding will occur contemporaneous with the Closing and the simultaneous issuance to the undersigned of the Subject Equity Securities. The amount to be funded under this Agreement will be reduced among the undersigned and any other person providing equity commitment letters to Parent (other than the Family Investor) in proportion to each such person’s equity commitment after giving effect to any Equity Sell-down or similar reduction in commitments in the event Parent does not require all of the equity with respect to which the Investors have made commitments.
     The undersigned’s obligation to fund the Commitment will terminate automatically and immediately upon the termination of the equity commitments of all of the Investors.
     The undersigned’s obligation to fund the Commitment may not be assigned, except as permitted in this paragraph. The undersigned shall assign all or a portion of its obligations to fund the Commitment to any person in connection with the undersigned’s Equity Sell-down if requested by Parent and may assign all or a portion of its obligations to its Affiliates or affiliated funds or to entities governed by an Affiliate or an affiliated fund (in the case of assignments to non-Affiliates or non-affiliated funds, in a manner agreed by the committee formed to manage the sell-down of the Commitments of the Investors and the undersigned); provided, however that, except to the extent that such assignment was part of the Equity Sell-down or otherwise agreed to by Parent, any such assignment shall not relieve the undersigned of its obligations under this letter.
     This letter shall be binding solely on, and inure solely to the benefit of, the undersigned and Parent and their respective successors and permitted assigns, and, except as provided in the last sentence of the following paragraph, nothing set forth in this letter shall be construed to confer upon or give to any person other than the undersigned and Parent and their respective successors and permitted assigns any benefits, rights or remedies under or by reason of, or any rights to enforce or cause Parent to enforce, the Commitment or any provisions of this letter.
     The undersigned acknowledges that certain Investors have executed limited guarantees in favor of the Company in connection with the execution of the Merger Agreement (each, a “Limited Guarantee”), which, under the terms thereof, are the sole remedy of the Company and its subsidiaries against the Investors or any of their respective stockholders, partners, members, directors, officers or agents for any losses suffered as a result of the failure of the Merger to be consummated. The undersigned agrees to contribute (promptly after demand) to the amount paid or payable by such Investors (or any of them) in respect of the Limited Guarantees so that the undersigned will have paid an amount equal to the product of the aggregate amount paid or payable under all of the Limited Guarantees multiplied by a fraction of which the numerator is the Commitment (calculated at the time the payments under the Limited Guarantees are triggered) and the denominator is $5.3 billion. For purposes of this paragraph, the undersigned’s Commitment will be reduced pursuant to the terms of Schedule A. The Investors shall be third party beneficiaries of, and entitled to enforce the provisions of, this paragraph.
     Notwithstanding anything that may be expressed or implied in this letter, Parent, by its acceptance of the benefits of this equity commitment, covenants, agrees and acknowledges that no person other than the undersigned and its successors and permitted assigns shall have any obligation hereunder and that, notwithstanding that the undersigned or any of its successors or permitted assigns may be a partnership or limited liability company, no recourse hereunder or under any documents or instruments delivered in connection herewith shall be had against any former, current or future director, officer, agent, Affiliate, employee, general or limited partner, member, manager or stockholder of the undersigned or any and its successors and permitted assigns or any former, current or future director, officer, agent, Affiliate, employee, general or limited partner, member, manager or stockholder of any of the foregoing, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable Law, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any former, current or future director, officer, agent, Affiliate, employee, general or limited partner, member, manager or stockholder of the undersigned or any former, current or future director, officer, agent, Affiliate, employee, general or limited partner, member, manager or stockholder of any of the foregoing, as such, for any obligations of the undersigned and its successors and permitted assigns under this letter or any documents or instrument delivered in connection herewith or for any claim based on, in respect of, or by reason of such obligation or their creation.

     Except for the undersigned’s obligations with respect to the Investors’ Limited Guarantees, this letter may only be enforced by Parent at the direction of the Requisite Investors in their sole discretion. Parent shall have no right to enforce this letter unless directed to do so by the Requisite Investors in their sole discretion. Parent’s creditors shall have no right to enforce this letter or to cause Parent to enforce this letter. For purposes of this letter, “Requisite Investors” shall mean any combination of at least three of the following: (i) Frisco, Inc. and Frisco Partners (collectively, the “Family Investor”), (ii) Bain Capital Fund IX, L.P., (iii) ML Global Private Equity, L.P. and (iv) KKR Millennium Fund, L.P. and KKR PEI Investments, L.P. (collectively) and each of the foregoing shall be referred to herein as an “Investor” and collectively, as the “Investors”.
     This letter may be executed in counterparts. This letter shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York applicable to contracts executed in and to be performed in that State. Each of the parties hereto (i) consents to submit itself to the personal jurisdiction of any state or federal court located in the Borough of Manhattan of The City of New York in the event any dispute arises out of this letter or any of the transactions contemplated by this letter, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction or venue by motion or other request for leave from any such court and (iii) agrees that it will not bring any action relating to this letter or any of the transactions contemplated by this letter in any court other than such courts sitting in the Borough of Manhattan of The City of New York.
     EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS LETTER OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.
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Very truly yours,

CITIGROUP INC.

By:	/s/ Robert Druskin
Name: Robert Druskin
Title: Authorized Signatory
Accepted and Acknowledged as of
the date first written above:
HERCULES HOLDING II, LLC

By:	/s/ Chris Gordon

Name: Chris Gordon
Title: President and Assistant Secretary